Exhibit 99.1

FOR IMMEDIATE RELEASE: Wednesday, February 16, 2011	FOR FURTHER INFORMATION: Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD SECOND QUARTER RESULTS

23 percent sales increase and strong operating margin deliver EPS of $0.56

MINNEAPOLIS (Feb. 16, 2011) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2011 second quarter.  Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended January 31			Six Months Ended January 31
	2011	2010	Change	2011	2010	Change
Net sales	$537	$436	23%	$1,074	$864	24%
Operating income	67	39	73%	142	91	55%
Net earnings	45	31	44%	98	66	49%
Diluted EPS	$0.56	$0.39	44%	$1.24	$0.83	49%

“We delivered a better quarter than anticipated as we established second quarter records in sales, operating margin, and EPS.  We experienced a continued strengthening in many of our end markets and all of our regions, and our cost structure has continued to improve from our ongoing Continuous Improvement initiatives,” said Bill Cook, Chairman, President and CEO.  “As our sales have grown we have added people and significantly increased our investments, but at a slower rate than our sales growth.”

“In the quarter, sales in our Engine and Industrial Products’ segments increased 29 percent and 15 percent, respectively.  Business levels improved in all of our regions as local currency sales increased 31 percent in the Americas, 20 percent in Europe, 21 percent in South Africa, and 18 percent in Asia.”

“Purchased raw material costs were up slightly in the quarter, and we expect further increases in the future.  During the second half of our fiscal year, we plan to offset the majority of the impact of these cost increases through our Continuous Improvement initiatives and selective price increases.”

“With a projected operating margin performance of between 13.0 and 13.8 percent, we now forecast our full year EPS to be between $2.57 and $2.77, a new record, and up between 22 and 32 percent from the previous year.”

Financial Statement Discussion

The impact of foreign currency translation decreased sales by $3.5 million, or 0.8 percent, during the second quarter and $7.2 million, or 0.8 percent, year-to-date, compared to the same periods last year.  The impact of foreign currency translation on net earnings was not material in the quarter or year-to-date.

Gross margin was 35.3 percent for the quarter and 35.2 percent year-to-date, compared to prior year margins of 33.5 percent and 34.1 percent, respectively.  The increase in this year’s second quarter gross margin was the result of better fixed cost absorption and our ongoing Continuous Improvement initiatives, partially offset by increases in purchased raw material costs and a change in our sales mix.  In addition, last year’s second quarter gross margin included restructuring charges of $3.4 million.

Operating expenses for the quarter were $122.1 million, up 14.2 percent from $106.9 million last year.  As a percent of sales, operating expenses decreased to 22.7 percent from 24.5 percent last year primarily due to the increased sales volume.  Operating expenses year-to-date were $235.7 million, or 21.9 percent of sales, compared to $202.9 million, or 23.5 percent of sales, last year.

The effective tax rate for the quarter was 34.4 percent, compared to a prior year rate of 17.5 percent.  The current quarter included a $4.0 million tax charge related to the reorganization of our subsidiary holdings to improve our global business and legal entity structure.  This was partially offset by $0.9 million in tax benefits primarily from the retroactive reinstatement of the Research and Experimentation Credit in the U.S.  Last year’s second quarter included benefits of $4.1 million from the expiration of the statute of limitations at a foreign subsidiary and other discrete tax items.  Year-to-date the effective tax rate was 30.2 percent compared to a prior year rate of 25.1 percent.

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Donaldonson Company, Inc.
February 16, 2011

During the quarter we made a $20.0 million discretionary contribution to our U.S. pension plans. We did not repurchase any shares during the second quarter, and year-to-date we have repurchased 150,000 shares, or 0.2 percent of our outstanding shares, for $6.5 million.

FY11 Outlook

We expect a continued recovery in many of our end markets in FY11, with higher growth rates in the emerging economies.

•	We are planning our total FY11 sales to be over $2.2 billion, or up about 18 to 20 percent from the prior year. Our current forecast is based on the Euro at US$1.35 and 83 Yen to the US$.
•	Our full year operating margin is forecasted to be 13.0 to 13.8 percent.
•	Our full year FY11 tax rate is anticipated to be between 28 and 30 percent.
•	Our full year FY11 EPS is expected to be between $2.57 and $2.77.
•	Cash generated by operating activities is projected to be between $240 and $270 million in FY11. Capital spending is estimated to be between $70 and $80 million.

Engine Products:  We expect full year sales to increase 21 to 26 percent, including the impact of foreign currency translation.

•

Our sales to our construction, agricultural, and mining equipment OEM Customers are anticipated to remain strong globally.  We will also benefit due to increased market share on our Customers’ new Tier IV equipment platforms.

•	We are forecasting moderately lower sales for our Aerospace and Defense Products due to the decreases in U.S. government spending.
•	In our On-Road Products’ business, we believe that build rates for heavy- and medium-duty trucks at our OEM Customers will continue accelerating consistent with current industry forecasts.
•

Sales of our Aftermarket Products are expected to remain strong based on current utilization rates for both heavy trucks and off-road equipment.  We should also benefit as our distribution networks continue to expand in the emerging economies and from the increasing number of systems installed in the field with our proprietary filtration systems.

Industrial Products:  We forecast full year FY11 sales to increase 10 to 15 percent, including the impact of foreign currency translation.

•

Our Industrial Filtration Solutions’ sales are projected to increase 14 to 19 percent as the demand for new filtration equipment continues to improve as general industrial capital spending increases, primarily in Asia and the Americas.

•	We anticipate our Gas Turbine Products’ sales to be up approximately 5 percent due to strength in the oil and gas market segment.
•	Special Applications Products’ sales are forecasted to increase approximately 7 percent due to growing sales of our membranes products, which are partially offset by slower disk drive filter sales.

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Donaldonson Company, Inc.
February 16, 2011

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment.  We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence.  Our 12,500 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI.  Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation.  This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with:  world economic factors and the ongoing economic uncertainty, our Customers’ financial condition, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of various economic stimulus and financial reform measures, the implementation of our new information technology systems, potential global events resulting in market instability including financial bailouts of sovereign nations, political changes, military and terrorist activities, health outbreaks, and other factors included in our Annual and Quarterly Reports.  We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldonson Company, Inc.
February 16, 2011

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2011	2010	2011	2010
Net sales	$537,105	$436,122	$1,074,014	$864,202

Cost of sales	347,562	290,175	696,381	569,855

Gross margin	189,543	145,947	377,633	294,347

Operating expenses	122,102	106,896	235,689	202,852

Operating income	67,441	39,051	141,944	91,495

Other income, net	(3,502)	(1,281)	(4,609)	(1,801)

Interest expense	2,936	2,795	6,589	5,745

Earnings before income taxes	68,007	37,537	139,964	87,551

Income taxes	23,428	6,571	42,251	22,016

Net earnings	$44,579	$30,966	$97,713	$65,535

Weighted average shares outstanding	77,580,064	78,087,356	77,375,086	78,066,774

Diluted shares outstanding	78,977,509	79,406,326	78,766,895	79,375,443

Net earnings per share	$0.57	$0.40	$1.26	$0.84

Net earnings per share assuming dilution	$0.56	$0.39	$1.24	$0.83

Dividends paid per share	$0.130	$0.115	$0.255	$0.230

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Donaldonson Company, Inc.
February 16, 2011

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	January 31 2011	July 31 2010
ASSETS

Cash, cash equivalents and short-term investments	$286,129	$232,000
Accounts receivable – net	376,321	358,917
Inventories – net	230,709	203,631
Prepaids and other current assets	65,211	65,667

Total current assets	958,370	860,215

Other assets and deferred taxes	265,507	273,399
Property, plant and equipment – net	371,230	365,892

Total assets	$1,595,107	$1,499,506

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$178,926	$165,907
Employee compensation and other liabilities	162,911	167,813
Notes payable	29,330	50,000
Current maturity long-term debt	46,710	5,536

Total current liabilities	417,877	389,256

Long-term debt	211,965	256,192
Other long-term liabilities	88,662	107,425

Total liabilities	718,504	752,873

Equity	876,603	746,633

Total liabilities and equity	$1,595,107	$1,499,506

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Donaldonson Company, Inc.
February 16, 2011

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Six Months Ended January 31
	2011	2010
OPERATING ACTIVITIES

Net earnings	$97,713	$65,535
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	30,478	30,549
Changes in operating assets and liabilities	(19,947)	(6,696)
Tax benefit of equity plans	(7,445)	(2,375)
Stock compensation plan expense	6,089	5,745
Other, net	(13,828)	(7,487)
Net cash provided by operating activities	93,060	85,271

INVESTING ACTIVITIES

Net expenditures on property and equipment	(24,051)	(18,121)
Purchases of short-term investments	(66,494)	―
Acquisitions and divestitures, net	3,613	(250)
Net cash used in investing activities	(86,932)	(18,371)

FINANCING ACTIVITIES

Purchase of treasury stock	(6,491)	(8,887)
Net change in debt	(21,254)	(8,998)
Dividends paid	(19,542)	(17,792)
Tax benefit of equity plans	7,445	2,375
Exercise of stock options	12,113	3,443
Net cash used in financing activities	(27,729)	(29,859)

Effect of exchange rate changes on cash	9,236	(122)

Increase (decrease) in cash and cash equivalents	(12,365)	36,919

Cash and cash equivalents – beginning of year	232,000	143,687

Cash and cash equivalents – end of period	$219,635	$180,606

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Donaldonson Company, Inc.
February 16, 2011

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended January 31, 2011:
Net sales	$331,122	$205,983	―	$537,105
Earnings before income taxes	44,203	29,127	(5,323)	68,007

3 Months Ended January 31, 2010:
Net sales	$256,423	$179,699	―	$436,122
Earnings before income taxes	27,256	14,293	(4,012)	37,537

6 Months Ended January 31, 2011:
Net sales	$664,891	$409,123	―	$1,074,014
Earnings before income taxes	92,654	59,162	(11,852)	139,964

6 Months Ended January 31, 2010:
Net sales	$507,749	$356,453	―	$864,202
Earnings before income taxes	59,298	35,487	(7,234)	87,551

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2011	2010	2011	2010
Engine Products segment:
Off-Road Products	$73,852	$48,578	$146,498	$93,010
Aerospace and Defense Products	23,724	28,503	50,578	57,689
On-Road Products	28,747	18,973	57,802	36,890
Aftermarket Products	199,891	156,130	401,758	311,793
Retrofit Emissions Products	4,908	4,239	8,255	8,367
Total Engine Products segment	$331,122	$256,423	$664,891	$507,749

Industrial Products segment:
Industrial Filtration Solutions Products	$123,430	$103,140	$242,783	$204,070
Gas Turbine Products	34,871	30,959	70,376	65,184
Special Applications Products	47,682	45,600	95,964	87,199
Total Industrial Products segment	$205,983	$179,699	$409,123	$356,453

Total Company	$537,105	$436,122	$1,074,014	$864,202

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Donaldonson Company, Inc.
February 16, 2011

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2011	2010	2011	2010

Free cash flow	$16,294	$4,831	$69,009	$67,150
Net capital expenditures	14,003	10,380	24,051	18,121
Net cash provided by operating activities	$30,297	$15,211	$93,060	$85,271

EBITDA	$85,911	$55,385	$175,919	$123,258
Income taxes	(23,428)	(6,571)	(42,251)	(22,016)
Interest expense (net)	(2,344)	(2,472)	(5,477)	(5,158)
Depreciation and amortization	(15,560)	(15,376)	(30,478)	(30,549)

Net earnings	$44,579	$$30,966	$97,713	$65,535

Net sales, excluding foreign currency translation	$540,594	$411,964	$1,081,230	$833,435
Foreign currency translation	(3,489)	24,158	(7,216)	30,767

Net sales	$537,105	$436,122	$1,074,014	$864,202

Net earnings, excluding foreign currency translation	$44,417	$29,529	$97,432	$63,994
Foreign currency translation	162	1,437	281	1,541

Net earnings	$44,579	$30,966	$97,713	$65,535

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Donaldonson Company, Inc.
February 16, 2011

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2011	2010	2011	2010
Net earnings, excluding special items	$44,579	$34,551	$98,279	$69,990
Restructuring charges, net of tax	―	(3,585)	(566)	(4,455)

Net earnings	$44,579	$30,966	$97,713	$65,535

Net earnings per share assuming dilution, excluding special items	$0.56	$0.44	$1.25	$0.89
Restructuring charges per share, net of tax	―	(0.05)	(0.01)	(0.06)

Net earnings per share assuming dilution	$0.56	$0.39	$1.24	$0.83

Although free cash flow, EBITDA, net sales excluding foreign currency translation, net earnings excluding foreign currency translation, net earnings excluding restructuring charges and net earnings per share assuming dilution excluding restructuring charges are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results.  Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs.  EBITDA is a commonly used measure of operating earnings less non-cash expenses.  Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange.  Both net earnings excluding restructuring charges and earnings per share excluding restructuring charges provide a comparable measure for understanding the results of the Company as compared to prior periods.  A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP.  Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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